Exhibit 4.27

SEASPAN-FINAL

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

ONE (1) 5,100 TEU CLASS CONTAINER CARRIER

HULL NO. 1971

BETWEEN

SEASPAN CORPORATION

(AS BUYER)

AND

HYUNDAI HEAVY INDUSTRIES CO., LTD.

(AS BUILDER)

INDEX

			PAGE
PREAMBLE			1

ARTICLE	I	: DESCRIPTION AND CLASS	2

	II	: CONTRACT PRICE	6

	III	: ADJUSTMENT OF THE CONTRACT PRICE	7

	IV	: INSPECTION AND APPROVAL	11

	V	: MODIFICATIONS, CHANGES AND EXTRAS	18

	VI	: TRIALS AND COMPLETION	21

	VII	: DELIVERY	25

	VIII	: DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)	29

	IX	: WARRANTY OF QUALITY	32

	X	: PAYMENT	37

	XI	: BUYER’S DEFAULT / BUILDER’S DEFAULT	43

	XII	: BUYER’S SUPPLIES	47

	XIII	: ARBITRATION	49

	XIV	: SUCCESSORS AND ASSIGNS	52

	XV	: TAXES AND DUTIES	53

	XVI	: PATENTS, TRADEMARKS AND COPYRIGHTS	54

	XVII	: INSURANCE	55

	XVIII	: INTERPRETATION AND GOVERNING LAW	56

	XIX	: NOTICE	57

	XX	: EFFECTIVENESS OF THIS CONTRACT	59

	XXI	: EXCLUSIVENESS	60

SCHEDULES

EXHIBIT “A” REFUND GUARANTEE

SHIPBUILDING CONTRACT

THIS CONTRACT, made on this 8th day of August, 2006 by and between Seaspan Corporation, a corporation incorporated and existing under the laws of the Marshall Islands with its principal office at Unit 2, 7th Floor Bupa Centre, 141 Connaught Road West Hong Kong F4 0000, China (hereinafter called the “BUYER”), the party of the first part and HYUNDAI HEAVY INDUSTRIES CO., LTD., a company organized and existing under the laws of the Republic of Korea, having its principal office at 1, Cheonha-Dong, Dong-Ku, Ulsan, Korea (hereinafter called the “BUILDER”), the party of the second part,

WITNESSETH:

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 5,100 TEU Class Container Carrier as described in Article I hereof (hereinafter called the “VESSEL”) at the BUILDER’s yards in Korea (hereinafter called the “SHIPYARD”) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth :

(End of Preamble)

ARTICLE I : DESCRIPTION AND CLASS

1.	DESCRIPTION

The VESSEL shall be a 5,100 TEU Class Container Carrier having the BUILDER’s Hull No. 1971 and shall be designed, constructed, equipped, inspected, tested and ready for sea and suitable in all respects for its intended use for carrying dry cargo containers in accordance with the provisions of this CONTRACT, and the full specifications reference No. CNSS5100-FS-P1 dated July 21, 2006 (hereinafter called the “FULL SPECIFICATIONS”), General Arrangement Drawing reference DWG. No. 1G-7000-201 dated July 21, 2006 (hereinafter called the “PLAN”) and Maker’s List reference No. CNSS5100-ML-P1 dated July 21, 2006 (hereinafter collectively called the “SPECIFICATIONS”) signed by each of the parties for identification and constituting an integral part hereof. The Approved Drawings and the Classification Society Rules as required by the SPECIFICATIONS shall constitute an integral part hereof. A reference hereafter in this CONTRACT to SPECIFICATIONS shall be deemed to include the Approved Drawings and the Classification Society Rules. The BUILDER undertakes that the quality of the design, construction, testing and trials of the VESSEL and the quality of the VESSEL and of her workmanship shall be in accordance with shipbuilding practice at major shipyards in Korea and the warranty provided in Article IX. 1 shall be effective to this standard.

The FULL SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the FULL SPECIFICATIONS or anything stipulated in the FULL SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the FULL SPECIFICATIONS and the PLAN, the FULL SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.	BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)	The basic dimensions and principal particulars of the VESSEL shall be :

Length, overall	max.	294.13 M
Length, between perpendiculars		283.2 M
Breadth, moulded		32.2 M

Depth to Upper Deck, moulded	22.1M
Design draft, moulded, in seawater of specific gravity of 1.025	12 M
Scantling draft, moulded, in seawater of specific gravity of 1.025	13.65 M

Deadweight (guaranteed by the BUILDER) on the above moulded scantling draft of 13.65 M	67,000 M/T
Normal container capacity (TEU’s: 8 1/2’ high)
Total	5,087 TEU
- in holds	2,261 TEU
- on deck	2,826 TEU

Container capacity (guaranteed by the BUILDER) under consideration of IMO visibility line at scantling draught with even keel	5,087 TEU

Main propulsion engine	Hyundai-Wartsila 8RTA96C
MCR : 45,760 kWx 102 RPM
NCR: 41,184 kWx 98.5 RPM

Trial speed(guaranteed by the BUILDER) at 12 meters design draft at the condition of clean bottom and in
calm and deep sea with main engine
developing a NCR of 41,184 kW
with fifteen per cent (15%) sea margin

24.7 KNOTS

Specific Fuel consumption (guaranteed by the BUILDER) of the main engine applying
I.S.O. reference conditions to the result of
official shop test at a MCR of 45,760 kW
using marine diesel oil having lower calorific
value of 42,700 kJ per Kg.

171 gr/kW.HR

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

(b)	The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, all of which are subject to the approval of the BUYER which the BUYER shall not withhold unreasonably.

3.	CLASSIFICATION, RULES AND REGULATIONS

(a)	The VESSEL shall be designed, constructed, equipped, inspected, tested and completed in accordance with the rules and regulations (the edition and amendments thereto being in force and effect as of the date of this CONTRACT, together with all mandatory rules and regulations and amendments thereto, which have already been ratified upto the date of this CONTRACT and to come into force prior to the date of keel laying of the VESSEL) of and under survey of Det Norske Veritas (hereinafter called the “CLASSIFICATION SOCIETY”) and shall be distinguished in the register by the symbol of +1A1, Container Carrier, NAUTICUS(Newbuilding), E0, NAUT-OC, BIS,TMON, CLEAN, BWM-E(s). Details of Class notation shall be in accordance with the SPECIFICATIONS.

The VESSEL shall comply with rules, regulations, recommendations and requirements of the Authorities in force as of the date of the CONTRACT signing as described and listed in the SPECIFICATIONS, together with all mandatory rules and regulations with amendments, which have already been ratified up to the date of this CONTRACT and to come into effect prior to the date of keel laying of the VESSEL.

(b)	The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY representative(s) (the “Classification Surveyor”) to the VESSEL during construction. All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

(c)	The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER, except where this CONTRACT provides for arbitration.

All materials, workmanship and major plans used in the construction of the VESSEL which will comply with the rules and regulations of the CLASSIFICATION SOCIETY shall be subject to inspection and test by the CLASSIFICATION SOCIETY.

Subject to decisions made by the CLASSIFICATION SOCIETY pursuant to Article XIII. 1, no act or omission of the CLASSIFICATION SOCIETY and/or Classification Surveyor shall, in any way, diminish or impair the obligations and liabilities of the BUILDER under the terms of this CONTRACT.

4.	SUBCONTRACTING

The BUILDER may, at its sole discretion and responsibility, and upon written notice to the BUYER in case of sub-contracting of material nature, subcontract any portion but not the whole, of the construction work of the VESSEL outside the SHIPYARD, but in any event, major hull structure parts will be assembled by the BUILDER provided, however, that the BUILDER shall remain responsible for the performance of this CONTRACT with regard to any work done or materials supplied or used by such subcontractors in accordance with this CONTRACT. Subcontractors for the items of material nature shall apply same standard as the BUILDER.

5.	NATIONALITY OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of Hong Kong with its home port of Hong Kong at the time of its delivery and acceptance hereunder.

(End of Article)

ARTICLE II : CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars Seventy Seven Million Three Hundred Fifty Thousand (US$77,350,000) (hereinafter called the “CONTRACT PRICE”). The CONTRACT PRICE is fixed and shall be paid plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’s SUPPLIES as stipulated in Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all drawings and plans (except those to be furnished by the BUYER in respect of the BUYER’s SUPPLIES) and designs, machinery, engines, equipment, fittings, outfittings, appurtenances, furniture, materials, parts, spares, articles and things as required by the SPECIFICATIONS and/or otherwise under this CONTRACT for the VESSEL, and all other items and acts necessary for the performance of BUILDER’s obligations under or pursuant to this CONTRACT.

(End of Article)

ARTICLE III : ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1.	DELAYED DELIVERY

(a)	No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL (ending as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay) beyond the Delivery Date calculated as provided in Article VII.1. hereof.

(b)	If delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars twenty five thousand (US$ 25,000) for each full day of delay.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and fifty (150) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)	But, if the delay in delivery of the VESSEL continues for a period of more than one hundred and eighty (180) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT then, in such event, and after such period has expired, the BUYER may, at its option, rescind and cancel this CONTRACT by serving upon the BUILDER a notice of cancellation by facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned one hundred and eighty (180) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3. hereof.

(d)	For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V, VI, VIII, XI or elsewhere in this CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2.	INSUFFICIENT SPEED

(a)	The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the speed required under the terms of this CONTRACT and the SPECIFICATIONS provided such deficiency in actual speed is not more than three-tenths (3/10) of a knot below the guaranteed speed.

(b)	However, as for the deficiency of more than three-tenths (3/10) of a knot in actual speed below the speed guaranteed under this CONTRACT, the CONTRACT PRICE shall be reduced by U.S. Dollars one hundred thousand (U.S.$ 100,000) for each full one-tenth (1/10) of a knot in excess of the said three-tenths (3/10) of a knot of deficiency in speed (fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of eight-tenths (8/10) of a knot below the guaranteed speed at the rate of reduction as specified above.

(c)	If the deficiency in actual speed of the VESSEL is more than eight-tenths (8/10) of a knot below the speed guaranteed under this CONTRACT, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as provided in Article VI.5. hereof, rescind and cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for eight-tenths (8/10) of a knot of deficiency only.

3.	EXCESSIVE FUEL CONSUMPTION

(a)	The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL’s main engine, as determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL’s main engine, if such excess is not more than five per cent (5%) over the guaranteed fuel consumption.

(b)	However, as for the excess of more than five per cent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the VESSEL’s main engine, the CONTRACT PRICE shall be reduced by U.S. Dollars one hundred thousand (US$100,000) for each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption (fractions of less than one percent (1%) shall be regarded as a full one per cent (1%)). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of eight per cent (8%) over the guaranteed fuel consumption of the VESSEL’s main engine at the rate of reduction as specified above.

(c)	If such actual fuel consumption exceeds the guaranteed fuel consumption of theVESSEL’s main engine by more than eight per cent (8%), the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI.5. hereof, rescind and cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the eight per cent ( 8%) increase only.

4.	DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)	The CONTRACT PRICE of the VESSEL shall not be affected or changed, if actual deadweight, determined as provided in this CONTRACT and the SPECIFICATIONS, is below the deadweight of 67,000 metric tons on the moulded scantling draft of 13.65 metres required by this CONTRACT and the SPECIFICATIONS by an amount of 660 metric tons or less. However, should the deficiency in the actual deadweight of the VESSEL be more than 660 metric tons below the said required deadweight, then the CONTRACT PRICE of the VESSEL shall be reduced for each full one (1) metric ton (fractions of less than one (1) metric ton shall be disregarded) of decreased deadweight in excess of 660 metric tons by the sum of U.S. Dollars nineteen hundred (US$ 1,900) per metric ton.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of 1,300 metric tons below the said guaranteed deadweight hereinabove.

(b)

If the deficiency in the deadweight of the VESSEL is more than 1,300 metric tons below the said guaranteed deadweight, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections without the BUYER’s prior consent as specified in Article VI.5. hereof, rescind and cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for 1,300 metric tons of deficiency only.

5.	INSUFFICIENT CONTAINER CAPACITY

(a)	The CONTRACT PRICE shall not be affected or changed by reason of deficiency in the number of containers if such deficiency is up to 30 TEU containers below the guaranteed container capacity of 5,087 TED in accordance with IMO visibility requirement at Scantling Draft of 13.65 meters with even keel.

(b)	However, in the event that the deficiency in the guaranteed container capacity, is in excess of 30 TEU containers, then the CONTRACT PRICE shall be reduced by United States Dollars forty thousand (US$ 40,000) for each TEU container in excess of the first allowable 30 TEU containers of such deficient number of containers.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of 80 TEU containers below the guaranteed container capacity hereinabove.

(c)	If the deficiency in the guaranteed container capacity is 80 TEU containers or more, then the BUYER, at its option, may reject the VESSEL and rescind and cancel this CONTRACT in accordance with the provisions of this Article or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for 80 TEU containers of deficiency only.

6.	REDUCTIONS TO BE INDEPENDENT OF EACH OTHER

Reductions permitted herein are independent of each other and in the event of there being contingencies which necessitate the application of two or more paragraphs, there shall be separate reductions in the CONTRACT PRICE in respect of each contingency.

7.	EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages.

(End of Article)

ARTICLE IV : INSPECTION AND APPROVAL

1.	APPOINTMENT OF BUYER’S REPRESENTATIVE

The BUYER shall timely despatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the “BUYER’S REPRESENTATIVE”), who shall be duly accredited in writing by the BUYER to supervise adequately the construction by the BUILDER of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the BUYER’S REPRESENTATIVE’s authority, secure the approval from the BUYER’S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER’S REPRESENTATIVE.

2.	AUTHORITY OF THE BUYER’S REPRESENTATIVE

Such BUYER’S REPRESENTATIVE shall, at all times, subject to any safety requirements, during the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS.

The necessary inspections and testing of the VESSEL shall be carried out by the CLASSIFICATION SOCIETY, other regulatory bodies and an inspection team of the BUYER, including the BUYER’S REPRESENTATIVES, throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this CONTRACT and the SPECIFICATIONS.

The BUILDER will endeavor to arrange for the inspection by the BUYER’S REPRESENTATIVE during working hours of the BUILDER. However, such inspection may be arranged beyond the BUILDER’s normal working hours, including weekend and/or holiday if this is considered necessary by the BUILDER in order to meet the BUILDER’s construction schedule, on the condition that the BUILDER will inform the BUYER’S REPRESENTATIVE at least two (2) days in advance of such inspection.

The construction of the VESSEL shall be subjected, throughout the entire period of construction, to quality control by a quality control department of the BUILDER. The necessary tests and inspection by the CLASSIFICATION SOCIETY and other regulatory bodies concerned shall also be carried out and recorded and all results of quality control and tests and inspections shall be communicated in the form documented as far as practicable, or in the absence of documentation, orally, to the BUYER’S REPRESENTATIVE.

The BUYER’S REPRESENTATIVE may attend during construction of the VESSEL, tests and inspection of the VESSEL, its machinery and equipment. The BUILDER shall make reasonable efforts to give the BUYER’S REPRESENTATIVE an advance notice for tests and inspections within the SHIPYARD stating particulars of any tests or inspections which may be attended by the BUYER’S REPRESENTATIVE provided that in exceptional circumstances the manner in which such notice is given may be modified by mutual agreement. Notice of tests and inspections to be conducted shall also be given to the BUYER’S REPRESENTATIVE latest up to 5:00 p.m. of the day prior to the day on which any tests or inspections shall occur except for the painting inspection.

For test or inspections outside the SHIPYARD, including manufacturer’s shop tests, sufficient advance notice to allow for the BUYER’S REPRESENTATIVE to arrange transportation shall be given. This advance notice should not be less than two (2) days except for tests or inspections within Korea that require air travel for attendance in which case advance notice should not be less than four (4) days. And the inspection outside Korea requires seven (7) days advance notice, or twenty one (21) days advance notice if an entry VISA is required for the BUYER’S REPRESENTATIVE.

Inspection schedule must be reasonable in order to allow the BUYER’S REPRESENTATIVE to carry out their duties properly.

The BUYER’S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER’S REPRESENTATIVE shall be deemed to have been given by the BUYER. No act or omission of the BUYER’S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX

(WARRANTY OF QUALITY). The BUYER’S REPRESENTATIVE shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

However, if the BUYER’S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER’S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER’S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT and the SPECIFICATIONS, provided that any and all such demands by the BUYER’S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorised representative of the BUILDER. The BUILDER shall notify the BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorised by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’s reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER’S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS, and the BUILDER shall not agree with the views of the BUYER’S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the CLASSIFICATION SOCIETY or failing such agreement, request an arbitration in accordance with the provisions of Article XIII hereof. The CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a nonconformity with the provisions of this CONTRACT or the SPECIFICATIONS exists. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL, the BUILDER shall make fair and reasonable adjustment of the CONTRACT PRICE in lieu of such alterations and changes. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

3.	APPROVAL OF DRAWINGS

(a)	The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XIX hereof. The BUYER shall, within twenty one (21) days after receipt thereof return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)	When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER’S REPRESENTATIVE shall, within fourteen (14) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the BUYER’S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT.

(c)

In the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this Article do not meet with the BUYER’s or the BUYER’S REPRESENTATIVE’s approval, the matter may be submitted by either party hereto for determination pursuant to Article

XIII hereof. If the BUYER’s comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

The BUILDER agrees that the BUYER is permitted to make an arrangement with the CLASSIFICATION SOCIETY for receiving copies of any technical correspondence regarding the construction of the VESSEL.

4.	SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

5.	RESPONSIBILITY OF THE BUILDER

(a)	The BUILDER shall, at no cost to the BUYER, furnish suitably lighted, and air conditioned office space, for a team of not less than six (6) BUYER’S REPRESENTATIVES all along, including changing room, toilet and shower space, office furniture, drawing table and filing cabinets. Separate telephone lines and facsimile receiver to be provided in BUYER’S REPRESENTATIVE office and communication service shall be paid by the BUYER at normal rate of charges of Korean telecommunication company. However, the changing room, toilet and shower space shall be supplied as public facilities.

During the last forty five (45) days of the period of construction of the VESSEL, office space shall be provided to accommodate the VESSEL’s senior officers as far as practicable in the BUYER’S REPRESENTATIVE’s office space.

With an ample prior notice by the BUYER, the BUILDER shall arrange for the BUYER’S REPRESENTATIVE suitable and convenient living quarters as near as possible to the SHIPYARD and shall provide for the purpose thereof apartments/houses fully furnished and equipped in Western style with minimum two (2) bedrooms and one (1) living room for each BUYER’S REPRESENTATIVE, all at the BUYER’s expenses.

The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for the BUYER’S REPRESENTATIVE to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors.

The BUYER’S REPRESENTATIVE or his assistants or employees shall observe the work rules, regulations and the guidances prevailing at the BUILDER’s and its sub-contractor’s premises. The BUILDER shall promptly provide to the BUYER’S REPRESENTATIVE and/or his assistants, and shall ensure that its sub-contractors shall promptly provide, all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

(b)	The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER. The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’s employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the negligence or willful misconduct of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’s employees or agents, unless such damages, loss or destruction is caused by the negligence or willful misconduct of the BUILDER, its sub-contractors, or its or their employees or agents.

6.	RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER’S REPRESENTATIVE and his assistants shall carry out their duties hereunder in accordance with the normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace any of the BUYER’S

REPRESENTATIVE and/or his assistants who are deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction. The BUYER shall investigate the situation by sending its representative(s) to the SHIPYARD and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

(End of Article)

ARTICLE V : MODIFICATIONS. CHANGES AND EXTRAS

1.	HOW EFFECTED

Modifications or changes to the SPECIFICATIONS under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not affect the SPECIFICATIONS to a fundamental extent shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this CONTRACT reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification to the SPECIFICATIONS requested by the BUYER if the BUYER does not agree to the aforesaid adjustments within fourteen (14) days of the BUILDER’s notification of the same to the BUYER or if, in the BUILDER’s judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its reasonable efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS may be effected by exchange of letters or facsimiles manifesting the agreement.

The letters and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.	SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS or otherwise under this CONTRACT cannot be procured in time to meet the BUILDER’s construction schedule for the VESSEL, or are in short supply, or are unreasonably high in price compared with the prevailing international market price for similar products, the BUILDER may supply, subject to the BUYER’s prior approval, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply.

3.	CHANGES IN RULES AND REGULATIONS

If the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or bodies authorised to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within ten (10) days, or such longer period as is commercially reasonable in the circumstances by the agreement of the parties acting reasonably after receiving the notice on the adjustment due to such alterations or changes from the BUILDER, the BUYER shall advise the BUILDER of its decision as to the alterations and changes to be made on the VESSEL. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above.

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to reasonable adjustment on:

(a)	any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance;

(b)	any extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance;

(c)	any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity;

(d)	the speed requirements if such compliance results in any increase or reduction in the speed; and

(e)	any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT. Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS.

(End of Article)

ARTICLE VI : TRIALS AND COMPLETION

1.	NOTICE

The BUILDER shall notify the BUYER in writing or by facsimile at least twenty one (21) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER six (6) days in advance of the trial run in writing or by facsimile.

The BUYER’s REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER’S REPRESENTATIVE fail to be present after the BUILDER’s due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER’S REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued by the BUILDER and the CLASSIFICATION SOCIETY that the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

2.	WEATHER CONDITION

In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognise that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavourable weather conditions.

3.	HOW CONDUCTED

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfilment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER, at its cost and expense, shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER’s judgement. The BUILDER may repeat any trial whatsoever as it deems reasonably necessary.

4.	CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the FULL SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the FULL SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the specifications of the main engine and other machinery and the BUYER shall decide and advise the BUILDER of the supplier’s name for lubricating oil and greases before the work-commencement of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the machinery.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’s purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.	ACCEPTANCE OR REJECTION

(a)	If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs and be valid in all respects.

(b)	However, if, during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment requires alterations or corrections which but for this provision would or might entitle the BUYER to cancel this CONTRACT, the BUILDER shall notify the BUYER promptly in writing or by facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made.

(c)	Upon completion of the trial run, the BUILDER shall give the BUYER a notice by facsimile or in writing of completion of the trial run and provide the BUYER with all records of tests and trials as soon as available, as and if the BUILDER considers that the results of the trial run prove conformity of the VESSEL to this CONTRACT and SPECIFICATIONS.

The BUYER shall, within three (3) working days after receipt of aforementioned records of tests and trials from the BUILDER, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance or rejection of the VESSEL’s conformity to this CONTRACT and the SPECIFICATIONS.

Should the records of tests and trials indicate that the VESSEL does not conform to the requirements of this CONTRACT or the SPECIFICATIONS and if the BUILDER agrees with the BUYER’s notice of non-conformity, then the BUILDER shall promptly take the necessary steps to correct such non-conformity and notify the BUYER promptly in writing or by facsimile advising the BUYER of the estimated additional time required for the necessary alterations to correct material non-conformity.

Upon completion of correction of such non-conformity, new trial run or runs as necessary will be made to prove conformity of the VESSEL to this CONTRACT and SPECIFICATIONS if so found necessary by the BUILDER, the CLASSIFICATION

SOCIETY and the BUYER’s REPRESENTATIVE. The BUILDER shall notify the BUYER of the time and place of any new trial run no less than three (3) working days beforehand, unless otherwise mutually agreed to. All provisions of the trial run shall apply to such new trial run.

(d)	However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with the SPECIFICATIONS. The BUYER may accept the VESSEL qualifying its acceptance by reservations regarding works or parts which have not been completed or properly installed prior to such acceptance. In the event that BUYER makes such qualified acceptance the parties will reach an agreement in writing, prior to the delivery of the VESSEL, as to how and when to remedy the items being the subject of the qualified acceptance, at the BUILDER’s cost and expense, either before or after the delivery, as quickly as possible, without delaying the date of delivery and without causing the BUYER inconvenience in the operation of the VESSEL.

6.	EFFECT OF ACCEPTANCE

The BUYER’s written or facsimiled notification of acceptance delivered to the BUILDER as above provided, shall be final and binding insofar as conformity of the VESSEL with the SPECIFICATIONS is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected to the satisfaction of the BUYER.

If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the BUILDER from exercising any and all rights which the BUILDER has under this CONTRACT if the BUILDER disagrees with the BUYER’s rejection of the VESSEL or any reasons given for such rejection, including arbitration provided in Article XIII hereof. Any dispute between the BUILDER and the BUYER as to the conformity or non-conformity of the VESSEL to the requirements of this CONTRACT and/or the SPECIFICATIONS shall be submitted for final decision in accordance with Article XIII hereof.

(End of Article)

ARTICLE VII : DELIVERY

1.	TIME AND PLACE

The VESSEL, duly completed in accordance with this CONTRACT, shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat on or before August 5, 2009 (hereinafter called the “DELIVERY DATE”) after completion of satisfactory tests, trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly.

An earlier DELIVERY DATE more than twenty-one (21) days is subject to the BUYER’s prior written consent.

2.	WHEN AND HOW EFFECTED

Provided that the BUYER shall with delivery of the VESSEL release to the BUILDER the sixth instalment as set forth in Article X.2. hereof and the BUYER and the BUILDER shall have fulfilled all of their obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared in duplicate and signed by each of the parties hereto.

3.	DOCUMENTS TO BE DELIVERED TO THE BUYER

Concurrently with delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following duly authenticated documents in English, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE :

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS,

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and freshwater remaining in tanks and items listed in Article VI.4 if its cost is charged to the BUYER under Article VI.4 hereof,

(d)	DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the FULL SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost, and DRAWINGS AND PLANS in triplicate pertaining to the VESSEL, including List of Finished Plans and As Built Specs and the trim and stability booklet, technical descriptions, test results and other data, information and documents in the possession of the BUILDER concerning the design and construction of the VESSEL which shall be forwarded to the BUYER at no additional cost as stipulated in the SPECIFICATIONS.

(e)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

(i)	Classification Certificate

(ii)	Safety Construction Certificate

(iii)	Safety Equipment Certificate

(iv)	Safety Radio Certificate

(v)	International Loadline Certificate

(vi)	International Tonnage Certificate

(vii)	BUILDER’s Certificate

(viii)	De-ratting Exemption Certificate

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates valid for at least five (5) months shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued but in any event before the expiry of the provisional certificates.

All certificates to be delivered to the BUYER hereunder shall be valid in every respect, unless the recommendation or notation has been approved by the BUYER, in its sole discretion, in writing, in which case the BUILDER shall remain responsible for as promptly as possible removing such recommendation or notation.

(f)	DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the Korean Governmental authorities, or by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors, suppliers, employees and crews, and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT.

In case the BUILDER fails to deliver the VESSEL free and clear of all liens, charges, mortgages and encumbrances on the date the BUILDER offers or tenders the VESSEL for delivery, the BUYER is not obliged to take delivery of the VESSEL. If the BUYER accepts delivery of the VESSEL with such liens, charges, mortgages and encumbrances, the BUYER shall be entitled to any rights, powers, and remedies in this CONTRACT and/or law, at equity or otherwise to recover any damages caused by such liens, charges, mortgages and encumbrances.

(g)	COMMERCIAL INVOICE

(h)	BILL OF SALE

If required by the BUYER, the BUILDER shall arrange for the notarization and legalization in Korea by a consulate of the VESSEL’s country of registration of any of the listed documents/certificates which may be required to be notarized/legalized for the purposes of the BUYER’s registration.

4.	TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL, after completion thereof, according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with its obligations as provided above.

5.	TITLE AND RISK

Title and risk of loss of the VESSEL shall pass to the BUYER upon delivery of the VESSEL and acceptance by the BUYER being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX, the obligation to correct and/or remedy, as provided in Article VI.5.(d) or Article VII. 3.(e), if any, and the obligations in Article XVI(which survive for the period of the relevant patent), it being expressly understood that, until such delivery and acceptance is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER’S SUPPLIES as provided in Article XII shall remain with the BUYER and the BUILDER’s responsibility for such BUYER’S SUPPLIES shall be as described in Article XII.2.

6.	REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within three (3) days after delivery thereof is effected. Port dues and other charges levied by the Korean Government Authorities after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER.

7.	NOTICES

Prior to the delivery of the VESSEL, the BUILDER shall give notice to the BUYER with the following schedule:

90 DAYS PRIOR TO DELIVERY - 30 DAYS ESTIMATED DELIVERY DATE;

60 DAYS PRIOR TO DELIVERY - 10 DAYS ESTIMATED DELIVERY DATE;

30 DAYS PRIOR TO DELIVERY - 7 DAYS ESTIMATED DELIVERY DATE;

15 DAYS PRIOR TO DELIVERY - 1 DAY DEFINITE DELIVERY DATE

(End of Article)

ARTICLE VIII : DELAYS AND EXTENSIONS OF TIME (INCLUDING FORCE MAJEURE)

1.	CAUSES OF DELAY

If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current, freight embargoes, or defects in major forgings or castings which could not have been detected by the BUILDER using reasonable care, or delays or defects in the BUYER’S SUPPLIES as stipulated in Article XII, if any, or shortage of materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time, or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or delays in the BUILDER’s other commitments resulting from any such causes as described in this Article which in turn delay the construction of the VESSEL or the BUILDER’s performance under the CONTRACT, or delays caused by the CLASSIFICATION SOCIETY or the BUYER’s faulty action or omission, or other causes beyond the reasonable control of the BUILDER, or its sub-contractors, as the case may be, provided all the foregoing events were not existing and known to the BUILDER at the date of this CONTRACT or the effect of which could not have been avoided or reduced by the exercise of due diligence by the BUILDER or his relevant subcontractors, as the case may be, and provided further that the events and/or delays were not caused or contributed by the negligence or misconduct of the BUILDER in respect of labor relations or his relevant sub-contractors, as the case may be; and provided further that any of the above events directly affect the construction schedule of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time which shall not exceed the total accumulated time of all such delays.

Upon occurrence of the foregoing events, the BUILDER shall take immediate steps to overcome and mitigate the delay and to recover lost time, if any.

2.	NOTICE OF DELAYS

As soon as practicably possible after commencement of any delay, and in any event within fourteen (14) days, on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall advise the BUYER in writing or by facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Within one (1) week after such delay ends, the BUILDER shall likewise advise the BUYER in writing or by facsimile of the date that such delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay.

Failure of the BUILDER to notify the BUYER of its claim for extension of the DELIVERY DATE within the applicable time shall result in a waiver of the BUILDER’s claim. Failure of the BUYER to object to the BUILDER’s notification of any claim for extension of the date for delivery of the VESSEL within fourteen (14) days after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.	RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII, (ii) the BUYER’s defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER’S SUPPLIES as stipulated in Article XII, aggregates two hundred and ten (210) days or more, then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of cancellation as provided in the above or Article III.1. hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either two hundred and ten (210) days in case of the delay in this Paragraph or one hundred and eighty (180) days in case of the delay in Article III.1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within fourteen (14) days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a)	Such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

(b)	If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays), the BUYER shall have the same right of cancellation upon the same terms as provided in the above and Article III. 1.

If the BUYER shall not make an election within fourteen (14) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.	DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing Paragraph 1 of this Article and any other Paragraph of this CONTRACT which expressly permits an extension of the DELIVERY DATE shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorised delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

(End of Article)

ARTICLE IX : WARRANTY OF QUALITY

1.	GUARANTEE OF MATERIAL AND WORKMANSHIP

(a)	The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER (the “Guarantee Period”), guarantees the VESSEL in her entirety and all parts and equipment thereof, including but without prejudice to the generality of the foregoing, the VESSEL’s design and all materials and parts manufactured, installed, furnished and/or incorporated by the BUILDER under this CONTRACT against all defects which are due to omissions, non-conformities, defective materials or equipment, faulty design and/or performance, construction miscalculations, and/or poor workmanship (collectively, the “Defects”).

The BUILDER will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and will guarantee the above mentioned for the Guarantee Period on the basis as laid down in this Article.

(b)	The BUILDER shall pass to the BUYER information about any claims that the BUILDER may have against subcontractors for Defect(s) in deliveries to the VESSEL, without in anyway diminishing the BUILDER’s guarantee as aforesaid.

(c)	If the normal guarantee period stipulated by manufacturers or suppliers of any components of machinery, materials, equipment, appurtenances or outfit furnished to the BUILDER and embodied in the VESSEL exceeds the Guarantee Period, the benefits of such extended guarantee rights shall be made available to the BUYER by the BUILDER without any additional cost to the BUYER.

2.	NOTICE OF DEFECTS

The BUYER or its duly authorized representative will notify the BUILDER in writing or by facsimile promptly after discovery of any Defects for which a claim is to be made under this guarantee.

The BUYER’s written notice shall include full particulars as to the nature of the Defects and the extent of the damage caused thereby, but excluding consequential damage as hereinafter provided. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for Defects discovered prior to the expiry date of the guarantee, unless notice of such Defects is received by the BUILDER before the expiry date. However, facsimiled advice received by the BUILDER within seven (7) days after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such facsimiled advice shall include at least a brief description of the Defects, including the identity of the equipment, extent of damage, name and number of any replacement part and description of any remedial work required, and that full particulars as practicable as possible are given to the BUILDER not later than twenty one (21) days after the expiry date.

3.	REMEDY OF DEFECTS

(a)

The BUILDER shall remedy, at its expense, any Defects against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the SHIPYARD or elsewhere as provided for in subparagraph (b) below. If the cause of the Defect(s) is not known or if the Defect(s) is of a recurring nature, the BUILDER shall, at its expense, explore the reasons for such Defect(s) and take all necessary steps and measures to remedy the same in such a way as to eliminate the reoccurrence thereof.

In the event of any Defect(s) guaranteed under this Article, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place selected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred by the BUYER in getting and keeping the VESSEL ready for such repair or replacement.

The BUILDER and the BUYER agree that Defects to underwater parts of the VESSEL found and detected during the Guarantee Period may be made good at the time of the first dry-docking of the VESSEL following the expiration of the Guarantee Period, however, the BUILDER shall not be liable for any worsening of the Defects after the expiry date of the Guarantee Period, unless mutually agreed by the parties.

(b)

However, if it is impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER, which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials under the terms described in subparagraph (c) below, unless the forwarding or supplying thereof under the terms described in subparagraph (c) below would impair or delay the operation or working schedule of the VESSEL. In the event the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice in writing or by facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right, at its own cost and expense, to verify by its own representative(s) the nature and extent of the Defect(s) complained of.

The BUILDER shall, in such case, promptly advise the BUYER by facsimile, after such examination has been completed, of its acceptance or rejection of the Defect(s) as one(s) covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the Defect(s) as justifying remedy under this Article, or upon award of an arbitration so determining, the BUILDER shall compensate the BUYER an amount equal to the reasonable cost of making the same repairs or replacements at major ship repair facilities in Singapore.

(c)	In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER, and the BUILDER shall bear and pay all C.I.F. costs of the replacement(s) until they arrive on board the VESSEL.

(d)	The BUILDER reserves the option to retrieve, at the BUILDER’s cost, any of the replaced equipment/parts in the event Defects are remedied in accordance with the provisions in this Article.

(e)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4.	EXTENT OF THE BUILDER’S LIABILITY

(a)

After delivery of the VESSEL the responsibility of the BUILDER in respect of and/or in connection with the VESSEL and/or this CONTRACT shall be limited to the extent expressly provided in this Article. Except as expressly provided in this Article, in no circumstances and on no ground whatsoever shall the BUILDER have any responsibility or liability whatsoever or howsoever arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the VESSEL. Further, but without in any way limiting the generality of the foregoing, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any consequential or special losses, damages or expenses (including but not limited to loss of time, loss of profit or earnings or demurrage directly or indirectly caused) in relation to or in connection with this CONTRACT or the VESSEL.

(b)	The BUILDER shall be under no obligation with respect to Defects in respect of which the BUILDER has not received notice in accordance with Paragraph 2 of this Article by the expiry of the Guarantee Period.

(c)	The BUILDER shall under no circumstances be liable for Defects in the VESSEL or any part of equipment thereof caused by normal wear and tear, overloading, improper loading or stowage by the BUYER, fire unrelated to Defects, accidents at sea or elsewhere, or by incompetence, mismanagement, negligence or wilful neglect by the BUYER or any alteration or addition to the VESSEL on the part of the BUYER, its employees or agents or any other person on or doing work on the VESSEL, including the VESSEL’s officers, crew and passengers, unless approved by the BUILDER. Likewise, the BUILDER shall not be liable for Defects due to repairs carried out by any person other than the BUILDER or which have not been carried out in accordance with the procedure set out in Paragraph 3 (b) of this Article, unless approved by the BUILDER.

(d)	The BUILDER shall not be obliged to repair and shall not be liable for damage to the VESSEL or any part of the equipment thereof which, after delivery of the VESSEL, is caused other than by Defects of the nature specified in this Article. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom, contract (including this CONTRACT) or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER or for any other reason whatsoever.

5.	EXTENSIONS TO THE GUARANTEE PERIOD

The Guarantee Period shall be extended in, inter alia, the following cases and to the following extent:

(a)	If, during the Guarantee Period, the VESSEL is not be capable of performing services for periods consisting of at least twenty four (24) hours each and aggregating to eight (8) days or more and such non-capability results from any Defect(s) covered by the BUILDER’s guarantee under this Article, then the Guarantee Period shall be extended by such period(s) of time lost in remedying theDefect(s) for which the BUILDER is responsible according to this CONTRACT or in awaiting part(s) required for the purpose of remedying such Defect(s), however, in any event, the total guarantee period shall not extend to twenty-four (24) months from the DELIVERY DATE of the VESSEL;

(b)	The Guarantee Period shall further, in relation to any qualified acceptance of the BUYER pursuant to Article VI and where the BUYER has agreed that the matters which are the subject of the qualified acceptance may be remedied after delivery, be extended up to the expiration of twelve (12) calendar months following the time when the matters which were mentioned in the notice of the qualified acceptance are made good by the BUILDER after the delivery of the VESSEL to the BUYER as herein provided.

(End of Article)

ARTICLE X : PAYMENT

1.	CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2.	TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows :

(a)	First Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S. Dollars Fifteen Million Four Hundred Seventy Thousand (US$15,470,000) shall be paid within three (3) business days after the date hereof.

Under this CONTRACT, in counting the business days, only Saturdays and Sundays are excepted. When a due date falls on a day when banks are not open for business in New York, N.Y., U.S.A. and London, England, such due date shall fall due upon the first business day next following.

(b)	Second Instalment

Five per cent (5%) of the CONTRACT PRICE amounting to U.S. Dollars Three Million Eight Hundred Sixty Seven Thousand Five Hundred (US$3,867,500) shall be paid within twelve (12) months from the date of signing this CONTRACT.

(c)	Third Instalment

Five per cent (5%) of the CONTRACT PRICE amounting to U.S. Dollars Three Million Eight Hundred Sixty Seven Thousand Five Hundred (US$3,867,500) shall be paid within eighteen (18) months from the date of signing this CONTRACT.

(d)	Fourth Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Seven Million

Seven Hundred Thirty Five Thousand (US$7,735,000) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled advice from the BUILDER that steel cutting has commenced.

(e)	Fifth Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Seven Million Seven Hundred Thirty Five Thousand (US$7,735,000) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled advice from the BUILDER that the first block of the keel has been laid.

(f)	Sixth Instalment

Fifty per cent (50%) of the CONTRACT PRICE amounting to U.S. Dollars Thirty Eight Million Six Hundred Seventy Five Thousand (US$38,675,000) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER with the delivery of the VESSEL. (The date stipulated for payment of each of the six instalments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof. Expenses for remitting payments and any other expenses connected with such payments shall be for the account of the BUYER.

3.	DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first and second instalments, the BUILDER shall notify the BUYER by facsimile of the date such payment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly facsimile to the BUYER a second notification of similar import. The BUYER shall immediately acknowledge by facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.	METHOD OF PAYMENT

(a)	All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows;

(i)	The payment of the first, second, third, fourth and fifth instalments shall be made to the account (Account No.: 04-009-010) of Korea Exchange Bank, Seoul, Korea (hereinafter called the “KEB”) with Deutsche Bank Trust Company Americas, 60 Wall Street Mail Stop NYC 60-1310, New York, N.Y. 10005, U.S.A (hereinafter called the “DBTC”) for further credit to the account (Account No.: 117-JCD-700002) of Hyundai Heavy Industries Co., Ltd. with KEB or the account of the BUILDER with any other bank in favour of the BUILDER, as designated and notified by the BUILDER at least three (3) business days prior to the DUE DATE.

(ii)	Payment of the Sixth Instalment

The BUYER shall, at least three (3) business days prior to the actual date of delivery of the VESSEL, request the BUYER’s bank to make an irrevocable deposit in an account in the name of the BUYER’s bank with KEB or any other bank designated by the BUILDER and acceptable to the BUYER’s bank for a period of fifteen (15) days and covering the amount of the sixth instalment (as adjusted in accordance with the provisions of this CONTRACT), with an irrevocable instruction that the said amount shall be released to the BUILDER against presentation by the BUILDER to KEB or such other bank of a copy of the Protocol of Delivery and Acceptance signed by the BUYER’s authorized representative and the BUILDER. Interest, if any, accrued from such deposit shall be for the benefit of the BUYER.

If the BUILDER has not presented the said original of the Protocol of Delivery and Acceptance duly signed by the BUILDER and the BUYER to the KEB or such other bank on or before the expiry of the aforesaid fifteen (15) day deposit period, then the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry of such fifteen (15) day period. However, if a new delivery date is agreed to between the BUYER and the BUILDER, then the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

(b)	Simultaneously with each of such payments, the BUYER shall advise the BUILDER of the details of the payments by facsimile and at the same time, the BUYER shall cause the BUYER’s remitting Bank to advise the KEB or any other bank of the details of such payments by authenticated bank cable or telex.

5.	REFUND BY THE BUILDER

The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT, or except in the case of rescission or cancellation of this CONTRACT by the BUILDER under the provisions of Article XI hereof, if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall forthwith refund to the BUYER, in U.S. Dollars, the full amount of all sums paid by the BUYER to the BUILDER in advance of delivery on account of the VESSEL together with interest thereon as herein provided.

The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund, as above provided, shall be seven per cent (7%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund, provided, however, that if and to the extent the cancellation of this CONTRACT by the BUYER is based upon delays due to a force majeure event or other causes beyond the control of the BUILDER as provided for in Article VII hereof, then in such event, the interest rate of refund shall be reduced for the relevant force majeure period to six per cent (6%) per annum.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of compensation for use of money.

If, pursuant to this CONTRACT, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER’S SUPPLIES as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

Any and all refunds or payments due to the BUYER under this CONTRACT shall be effected by telegraphic transfer to the account specified by the BUYER free of bank charge, remittance fees, taxes and other applicable withholdings incurred and levied in Korea.

6.	TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(a)	to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(b)	to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of seven per cent (7%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment(s) to the date of payment by the BUILDER to the BUYER of the refund.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7.	DISCHARGE OF OBLIGATIONS

Upon refund by the BUILDER to the BUYER as provided in the foregoing Paragraphs 5 and 6 all of the obligations, duties and liabilities of each of the parties hereto to the other shall be discharged.

8.	REFUND GUARANTEE

The BUILDER shall send a copy of the Refund Guarantee by facsimile before payment of the 1st installment by the BUYER, and deliver to the BUYER by hard copy, or by SWIFT through the BUYER’s bank, acceptable to the BUILDER, an assignable letter of guarantee issued by Calyon, Seoul Branch for the refund of the pre-delivery instalments plus interest as aforesaid to the BUYER under or pursuant to Paragraph 5 above in the form annexed hereto as Exhibit “A”. All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER. In case of SWIFT, the BUYER shall advise the BUILDER of the details of the BUYER’s bank including the SWIFT address upon execution of this CONTRACT.

(End of Article)

ARTICLE XI : BUYER’S DEFAULT/ BUILDER’S DEFAULT

1.	BUYER’S DEFAULT

(a)	DEFINITION OF THE BUYER’S DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases :

(i)	If the first, second, third, fourth or fifth instalment is not paid to the BUILDER within respective DUE DATE of such instalments as required by Article X; or

(ii)	If the sixth instalment is not deposited in accordance with Article X.4.(a)(ii) hereof or if the said sixth instalment deposit is not released to the BUILDER against presentation by the BUILDER of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(iii)	If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(iv)	If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation).

(b)	EFFECT OF THE BUYER’s DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1.(a) above of its obligations under this CONTRACT, then;

(i)	The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(ii)	The BUYER shall pay to the BUILDER interest at the rate of seven per cent (7%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(iii)	If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUILDER that such notification has been received.

(iv)	If any of the BUYER’s default continues for a period of ten (10) days after the BUILDER’s notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or a facsimile notice of rescission confirmed in writing.

(v)	In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER’s default as provided for in Paragraph 1.(a) above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER’s loss and damage including, but not being limited to, reasonable estimated profit due to the BUYER’s default and the cancellation of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit acting reasonably. The BUILDER will invite the BUYER to participate in any public tender at least fourteen (14) days in advance.

The proceeds received by the BUILDER from any sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows : -

First,	in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at seven per cent (7%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER’s default.

Second,

if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at seven per cent (7%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at seven per cent (7%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

Third,	the balance of the proceeds of sale, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER being insufficient to pay the BUILDER the total amount required as above, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

2.	BUILDER’S DEFAULT

(a)	DEFINITION OF THE BUILDER’S DEFAULT

The BUYER may declare the BUILDER in default and rescind this CONTRACT, all as stipulated in this CONTRACT and the SPECIFICATIONS, in any of the following cases:

(i)	the court declares bankruptcy proceedings against the BUILDER under the Bankruptcy Act of Korea; or

(ii)	there are insolvency proceedings which prevent the BUILDER from building and completing the VESSEL.

(b)	EFFECT OF THE BUILDER’S DEFAULT

If the BUILDER shall be in default as provided for in Paragraph 2.(a) of this Article hereinabove, the BUYER shall, in writing or by facsimile, notify the BUILDER to that effect, and may, at its option, rescind this CONTRACT in accordance with the provisions of this Article.

The BUYER shall, in writing or by facsimile, notify the BUILDER to that effect, and the BUILDER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUYER that such notification has been received.

If any of the BUILDER’s default continues for a period of ten (10) days after the BUYER’s notification to the BUILDER of such default, the BUYER may, at its option, rescind this CONTRACT by serving upon the BUILDER a written notice or a facsimile notice of rescission confirmed in writing.

(c)	NOTICE OF THE BUILDER’S DEFAULT

In the event the BUYER exercises its right of rescission of this CONTRACT under and pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing or by fax confirmed in writing, and such rescission shall be effective as of the date notice thereof is received by the BUILDER.

(d)	REFUNDMENT BY THE BUILDER

In the event the BUILDER receives the notice stipulated in Paragraph 2.(c) of this Article, the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER in accordance with Article X.

(e)	DISCHARGE OF OBLIGATIONS

Upon such refund by the BUILDER to the BUYER, and upon compliance with the provisions of Paragraph 2.(d) of this Article, all obligations, duties and liabilities of each of the parties hereto to the other under this CONTRACT shall be forthwith completely discharged.

(End of Article)

ARTICLE XII : BUYER’S SUPPLIES

1.	RESPONSIBILITY OF THE BUYER

The BUYER shall, at its cost and expense, supply all the BUYER’S SUPPLIES as specified in Paragraph 0.15 of the FULL SPECIFICATIONS (hereinafter called the “BUYER’S SUPPLIES”), to the BUILDER at the SHIPYARD in proper condition ready for installation and in accordance with the time schedule to be furnished to the BUYER by the BUILDER to meet the building schedule of the VESSEL.

In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

Commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’s expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER’s building schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have :

(a)	furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES and

(b)	given the BUYER written notice of any delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph.

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies should exceed twenty (20) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.	RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling the BUYER’S SUPPLIES which the BUILDER is required to install on board the VESSEL under Paragraph 0.15 of the FULL SPECIFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER’s expense unless otherwise specified in the SPECIFICATIONS.

However, the BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER’S SUPPLIES but the BUILDER shall be liable under Article IX for any defect(s) in respect of installation of the BUYER’S SUPPLIES to the VESSEL. If any of the BUYER’S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to wilful default or negligence on its part, be responsible for such loss or damage.

(End of Article)

ARTICLE XIII : ARBITRATION

1.	DECISIONS BY THE CLASSIFICATION SOCIETY

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretation of this CONTRACT or the SPECIFICATIONS, the parties may by mutual agreement refer the dispute to the CLASSIFICATION SOCIETY headquarters or to such other expert as may be mutually agreed between the parties hereto, and in such case the decision of the principal surveyor or such expert, as the case may be, shall be final, conclusive and binding upon the parties hereto.

In the event that the parties hereto do not agree to settle a dispute according to the provision hereinabove, the following clauses shall apply.

2.	APPOINTMENT OF THE ARBITRATOR

If any dispute or difference shall arise between the parties hereto concerning any matter or thing herein contained, or the operation or construction thereof, or any matter or thing in any way connected with this CONTRACT or the rights, duties or liabilities of either party under or in connection with this CONTRACT, then, in every such case, the dispute or difference shall be referred to arbitration in London, England by a sole arbitrator. The arbitrator shall be appointed by agreement within fourteen (14) days of the first written notification of either party to the other of its intention to arbitrate such dispute or difference, or in default of such agreement, upon the application of either of the parties, by the President for the time being of the London Maritime Arbitrators Association (“LMAA”) who shall in making any such appointment have due regard to the nature of the dispute and the requirement for an expeditious resolution of the dispute and, in particular, the availability of any arbitrator so appointed for an early hearing date.

3.	LAWS APPLICABLE

Any arbitration arising hereunder shall be submitted in accordance with and subject to the Arbitration Act 1996 of England or any statutory amendments or re-enactments thereof for the time being in force and shall be conducted in accordance with the LMAA terms current at the time when arbitration proceedings are commenced (except as expressly provided herein). The award of the arbitrator shall be final and binding upon parties hereto.

4.	PROCEEDINGS

In the event of any dispute or difference being referred to arbitration, the parties hereby acknowledge that time is of the essence in obtaining an award from the arbitrator on such dispute or difference and the parties hereby agree that the arbitration shall be conducted according to the following timetable:

(a)	The claimant in the arbitration to serve points of claim within twenty one (21) days of the appointment of the arbitrator.

(b)	The respondent in the arbitration to serve points of defence and points of counterclaim, if any, within twenty one (21) days thereafter.

(c)	The claimant to serve points of reply and defence to counterclaim, if any, within fourteen (14) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the arbitrator.

5.	ALTERATION OF DELIVERY OF THE VESSEL

In the event of the arbitration of any dispute or difference the award by the arbitrator shall include a finding as to whether or not the contractual delivery date of the VESSEL should, as a result of such dispute, be in any way altered thereby.

6.	NOTICE OF AWARD

The award shall immediately be given to the BUYER and the BUILDER in writing or by facsimile confirmed in writing.

7.	EXPENSES

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

8.	ENTRY IN COURT

In case of failure by either party to respect the award of the arbitration, judgment upon the award may be entered in any court having jurisdiction thereof.

(End of Article)

ARTICLE XIV : SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred by the BUYER to and the title thereof may be taken by another company. In the event of any assignment pursuant to the terms of this CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

Notwithstanding the above, the BUYER has the right to assign this CONTRACT to a bank or syndicate of banks or financial institution or any commercial corporation assisting in the finance of the VESSEL prior to delivery of the VESSEL provided that the BUYER has given the BUILDER a notice of assignment in form and content acceptable to the BUILDER acting reasonably. The BUILDER shall, at the BUYER’s request, acknowledge and consent to such assignment by signing an acknowledgement and consent acceptable to the BUILDER acting reasonably.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER, and provided always that BUILDER shall remain responsible for the due performance of this CONTRACT by the assignee.

(End of Article)

ARTICLE XV : TAXES AND DUTIES

1.	TAXES

Unless otherwise expressly provided for in this CONTRACT, all taxes, fees and duties including stamp duties, if any, incurred in or levied by any country except Korea in connection with its performance under this CONTRACT shall be borne by the BUYER except for taxes, fees and duties imposed on those items to be procured by the BUILDER for construction of the VESSEL and all taxes, fees and duties, including stamps duties, if any, incurred and levied by Korea in connection with its performance under this CONTRACT shall be borne by the BUILDER.

2.	DUTIES

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terms of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for the construction or operation of the VESSEL.

(End of Article)

ARTICLE XVI : PATENTS, TRADEMARKS AND COPYRIGHTS

1.	PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.	RIGHTS TO THE FULL SPECIFICATIONS, PLANS, ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER shall not disclose the same or divulge any information contained therein to any third parties, including but not limited to any other shipbuilders, without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL. In case the BUYER is in breach of its obligation under this Article, the BUILDER shall be entitled to any rights, powers and remedies in this CONTRACT and/or at law, at equity or otherwise to recover any damages caused by the breach of the BUYER.

(End of Article)

ARTICLE XVII : INSURANCE

From the time of launching of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SHIPYARD for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER’S SUPPLIES, fully insured with first-class Korean insurance companies under coverage corresponding to the Institute of London Underwriters for BUILDER’s Risks Clauses.

Such insurance coverage shall, up to the date of delivery of the VESSEL, be the aggregate amount of the instalments paid by the BUYER to the BUILDER plus the value of the BUYER’S SUPPLIES in the custody of the BUILDER.

The BUILDER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the BUYER.

(End of Article)

ARTICLE XVIII : INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by, and be construed and interpreted with, the laws of England.

(End of Article)

ARTICLE XIX : NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English, sent by registered air mail or facsimile and shall be deemed to be given when first received whether by registered mail or facsimile. They shall be addressed as follows, unless and until otherwise advised : -

To the BUILDER:	Hyundai Heavy Industries Co., Ltd.
1, Cheonha-Dong, Dong-Ku, Ulsan
Korea
Attn: Project Management Department
Facsimile: (82) (52) 230-3448, 230-3425

To the BUYER:	Commercial
Seaspan Corporation
Unit 2, 7th Floor Bupa Center
141 Connaught Road West, Hong Kong F4 0000
China
Attn: Gerry Wang
Facsimile No.: 852-2540-1689

Technical
Seaspan Ship Management Ltd.
2600 – 200 Granville Street
Vancouver, B.C. V6C 1S4
Canada
Attn: Peter Curtis / Peter Jackson
Facsimile No.: 1-604-638-2595

The said notices shall become effective upon receipt of the letter or facsimile communication by the receiver thereof. Where a notice by facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the facsimile.

Notices shall be deemed to be received by the addressee when delivered (in case of personal delivery), within 7 (seven) days of dispatch (if sent by registered airmail postage prepaid) and when dispatched (in case of facsimile) as proven by answer back call sign or transmission report. Any such Notice received on a non-working day or after business hours in the place of receipt shall be deemed to be received on the next following working day in such place.

(End of Article)

ARTICLE XX : EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

(End of Article)

ARTICLE XXI : EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements on any subject matter of this CONTRACT, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

This CONTRACT may be supplemented or amended in writing by the parties and any supplement or amendment, whatsoever form it may be relating to this CONTRACT, to be made and signed among parties hereof concurrently with or after the signing this CONTRACT, shall govern in respect of the corresponding Article or Clause, as the case may be, of this CONTRACT, unless otherwise expressly stipulated in supplement or amendment.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed on the date and year first above written.

BUYER		BUILDER

For and on behalf of		For and on behalf of
SEASPAN		HYUNDAI HEAVY
CORPORATION		INDUSTRIES CO., LTD.

By:	/s/ GERRY WANG	By:	/s/ D. Y. HAN
Name:	GERRY WANG	Name:	D. Y. HAN
Title:	CHIEF EXECUTIVE OFFICER	Title:	SENIOR EXECUTIVE V.P.
WITNESS:		WITNESS:

EXHIBIT “A”

OUR LETTER OF REFUNDMENT GUARANTEE NO.

Date :             , 2006

Gentlemen:

We,                                          (hereinafter called the “Bank”), hereby issue our irrevocable letter of refundment guarantee number                                  (the “Letter”) in favour of SEASPAN CORPORATION (hereinafter called the “BUYER”), a company organized and existing under the laws of the Marshall Islands, for account of Hyundai Heavy Industries Co., Ltd., Ulsan, Korea (hereinafter called the “BUILDER”) in consideration of the BUYER making advance payments to the BUILDER under the shipbuilding contract dated             , 2006 (hereinafter called the “CONTRACT”) made by and between the BUYER and the BUILDER for the design, construction, and sale of one (1)                                  having the BUILDER’s Hull No.              (hereinafter called the “VESSEL”).

Whereas in Article X of the CONTRACT, the BUYER is required to make          (    ) advance payments of the CONTRACT price in the following amounts: First Instalment amounting to              United States Dollars, Second Instalment amounting to              United States Dollars, Third Instalment amounting to              United States Dollars, Fourth Instalment amounting to              United States Dollars, Fifth Instalment amounting to              United States Dollars.

If, in connection with or under the terms of the CONTRACT, the BUYER shall become entitled to a refundment of the advance payment(s) made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably and unconditionally guarantee as a primary obligor and not as a surety that we shall pay to the BUYER on demand the sum of [insert first instalment] United States Dollars (in U.S. Dollars only), together with interest thereon at the rate of              percent (        %) per annum from the date following the date of receipt by the BUILDER of any advance payment to the date of remittance by telegraphic transfer of such refundment.

The amount of this Letter shall automatically increase upon the BUILDER’s receipt of the respective instalment, not more than          (        ) times, each time by the amount of the respective instalment plus interest thereon as provided in the CONTRACT, but in any eventuality, the amount of this guarantee shall not exceed the total sum of United States Dollars (in U.S. Dollars only) plus interest thereon at the rate of                      percent (    %) per annum from the date following the date of the BUILDER’s receipt of each instalment to the date of remittance by telegraphic transfer of the refundment. However, in the event of cancellation of the CONTRACT being based on delays due to force majeure or other causes beyond the control of the BUILDER, the interest rate of the refundment shall be reduced to              percent (        %) per annum as provided in Article X. 5 of the CONTRACT.

The payment by the undersigned under this Letter (subject to the third and fourth paragraph hereof) shall be made upon simple receipt by us of written demand from the BUYER, including a signed statement certifying that the BUYER’s demand for refundment has been made in conformity with Article X of the CONTRACT and the BUILDER has failed to make the refundment. Refundments shall be made to the BUYER by telegraphic transfer in freely transferable United States Dollars free of bank charges, remittance fees, taxes, and other applicable withholdings.

It is hereby understood that payment of any interest provided herein is by way of liquidated damages due to cancellation of the CONTRACT and not by way of compensation for use of the money.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of the BUYER’s claim of refundment to the BUILDER referred to above, we receive notification from the BUYER or the BUILDER that is accompanied by written confirmation of the arbitrator(s) appointed for this purpose stating to the effect that the BUYER’s claim to cancel the CONTRACT or the BUYER’s claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, the period of validity of this guarantee shall be extended until Forty-Five (45) days after the award has been rendered in the arbitration, and we shall under this guarantee, refund to the BUYER the sum adjudged to be due to the BUYER by the BUILDER pursuant to the award made under such arbitration immediately upon receipt from the BUYER of a simple demand for the sums so adjudged accompanied by a copy of the arbitration award.

We hereby agree that this Letter shall be construed as a continuing and unconditional guarantee of payment without regard to the validity or enforceability of any other agreement or instrument and without regard to defence, set-off, or counterclaim or any other circumstance whatsoever which might constitute an equitable or legal discharge of our obligations hereunder. No action or failure to act on the BUYER’s part shall relieve us of any of our obligations hereunder.

This Letter shall become null and void upon receipt by the BUYER of the full sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT as evidenced by the Protocol of Delivery and Acceptance duly signed by the BUILDER and the BUYER and, in either case, the BUYER shall return this Letter to us or shall arrange with their bank to confirm to us by SWIFT (our SWIFT address :              ) that this Letter is null and void.

This Letter is assignable to the BUYER’s financier, whether it is a bank, financial institution, or a commercial corporation, by giving written notice to us.

This Letter is valid from the date of this Letter until such time as the VESSEL is delivered by the BUILDER to and accepted by the BUYER in accordance with the provisions of the CONTRACT. This Letter shall continue to be effective or reinstated, as the case may be, if at any time, payment of any of the payments guaranteed hereunder is rescinded or must otherwise be returned by the BUYER upon the insolvency, bankruptcy, or reorganization of the BUILDER or otherwise, all as though any such payment had not been made.

All demands and notices in connection with this Letter shall be validly given if sent to us by post, fax, or telex to our office as follows:

Address:
Tel:
Fax:

This guarantee shall be governed by and construed in accordance with the laws of England, and the undersigned hereby submits to the exclusive jurisdiction of the courts of England.

Very truly yours,

For and on behalf of

By:	By:
Name:	Name:
Title:	Title: